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                                                                EXHIBIT 99(d)(5)


           AMENDMENT TO EXECUTIVE OFFICER CHANGE IN CONTROL SEVERANCE
                               BENEFITS AGREEMENT


                  This Amendment (the "Amendment") to the Executive Officer Change in Control Severance Benefits Agreement is entered into this 25th day of October, 2000, by and among William Philbin ("Executive"), Continuus Software Corporation, a Delaware corporation (the "Company"), Telelogic AB, a company formed under the laws of Sweden ("Telelogic"), and Raindrop Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Telelogic ("Purchaser"). The Company and Executive are parties to the Executive Officer Change in Control Agreement, dated May 31, 1997 (the "Change in Control Agreement").

                  Telelogic, Purchaser and the Company will enter into the Agreement and Plan of Merger (the "Merger Agreement") dated as of October 25, 2000, pursuant to which Purchaser shall commence a cash tender offer to purchase all, and in any event not less than a majority on a fully diluted basis, of the outstanding shares of common stock, par value $0.001 per share ("Common Stock") of the Company, and pursuant to which Purchaser shall merge into the Company, on the terms and subject to the conditions set forth in the Merger Agreement. In order to induce Telelogic and Purchaser to enter into the Merger Agreement and for other sufficient consideration, the receipt of which is hereby acknowledged, Executive, the Company, Telelogic and Purchaser hereby agree as follows:

                                   ARTICLE I.
                               EFFECT OF AMENDMENT

                  1.1 This Amendment hereby amends the Change in Control Agreement as of the date hereof. This Amendment shall be part of the Change in Control Agreement and the terms not otherwise defined in this Amendment shall have the meanings specified in the Change in Control Agreement.

                  1.2 This Amendment also hereby amends the Continuus Software Corporation Restricted Stock Bonus Grant Notice and Restricted Bonus Stock Bonus Agreement dated August 3, 2000 (collectively, the "Restricted Stock Agreement") pursuant to which Executive was awarded restricted shares of Common Stock ("Restricted Stock") under the Company's 1997 Equity Incentive Plan.

                  1.3 This Amendment also hereby amends each Stock Option Agreement (collectively, the "Stock Option Agreements") pursuant to which Executive was awarded options ("Options") to purchase shares of Common Stock under the Company's 1997 Equity Incentive Plan and the Company's 1991 Employee Stock Option Plan (collectively, the "Stock Option Plans").

                  1.4 Except as otherwise provided in this Amendment, the Change in Control Agreement, the Restricted Stock Agreement and the Stock Option Agreements shall remain in full force and effect in accordance with the terms and conditions thereof.


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                                  ARTICLE II.

                          CANCELLATION OF STOCK OPTIONS

                  2.1 Vested Stock Options. At the "Effective Time" (as defined in the Merger Agreement), each Option that is exercisable on the date hereof and outstanding at the "Effective Time" (including any such Option with a per share purchase price equal to or greater than the "Merger Consideration" (as defined in the Merger Agreement)) shall be cancelled and the Stock Option Agreements with respect to such Options shall terminate and have no further force or effect. At the "Effective Time", the Company shall pay Executive, in cancellation of each Option that is exercisable on the date hereof and outstanding at the Effective Time, for each share of Common Stock subject to such Option, an amount (subject to any applicable withholding tax), in cash, equal to the difference between the "Merger Consideration" (as defined in the Merger Agreement) and the per share exercise price of such Option, to the extent such difference is a positive number. Payment for such Option shall be made by the Company as soon as practicable after consummation of the "Merger" (as defined in the Merger Agreement).

                  2.2 Unvested Stock Options. Notwithstanding the contrary provisions of the Stock Option Agreements and the Stock Option Plans, each Option that is not exercisable on the date hereof shall not vest and become exercisable on or after the date hereof or upon the consummation of the "Offer" (as defined in the Merger Agreement) or the "Merger" (as defined in the Merger Agreement). At the "Effective Time" (as defined in the Merger Agreement), each Option that is not exercisable on the date hereof (including any such Option with a per share exercise price equal to or greater than the "Merger Consideration" (as defined in the Merger Agreement)) shall be cancelled and the Stock Option Agreements with respect to such Options shall terminate and have no further force and effect. Subject to vesting in accordance with this Section, the Company shall pay Executive, for each share of Common Stock subject to such Option, an amount (subject to any applicable withholding tax), in cash, equal to the difference between the "Merger Consideration" (as defined in the Merger Agreement) and the per share exercise price of such Option, to the extent such difference is a positive number (such amount while held in escrow, including interest thereon, being hereinafter referred to as the "Deferred Option Consideration"). The Deferred Option Consideration (or portion thereof) shall be paid by the Escrow Agent (as defined below), to Executive on December 31, 2001, provided such Deferred Option Consideration shall have become vested, or to the Company immediately upon forfeiture, in accordance with this Section. The Deferred Option Consideration will be deposited by the Company at the Effective Time into an interest bearing escrow account with an escrow agent (the "Escrow Agent") reasonably acceptable to the Executive and the Purchaser. In the event Executive is then employed by the Company, 50% of the Deferred Option Consideration shall vest on March 31, 2001 and in the event Executive is then employed by the Company, the remaining 50% of the Deferred Option Consideration shall vest on June 30, 2001; provided, however, that, in the event Executive's employment with the Company terminates due to an Involuntary Termination Without Cause or a Constructive Termination, the Deferred Option Consideration shall thereupon vest in full and be immediately paid. In the event Executive's employment with the Company terminates prior to the vesting of the Deferred Option Consideration other than due to an Involuntary Termination Without Cause or a Constructive Termination, the Deferred Option Consideration (or unvested portion thereof) shall be forfeited and Executive's rights thereunder shall terminate, and the unvested portion of the Deferred Option Consideration shall be paid to the Company.


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                                  ARTICLE III.
                        CANCELLATION OF RESTRICTED STOCK

                  Notwithstanding the contrary provisions of the Restricted Stock Agreement and the Stock Option Plans, the Restricted Stock shall not vest and become exercisable, and the reacquisition and repurchase rights of the Company shall not lapse, on or after the date hereof or upon the consummation of the "Offer" (as defined in the Merger Agreement) or the "Merger" (as defined in the Merger Agreement). At the "Effective Time" (as defined in the Merger Agreement), the Restricted Stock shall be cancelled and the Restricted Stock Agreement shall terminate and have no further force and effect. Subject to vesting in accordance with this Article, the Company shall pay Executive, for each share of Restricted Stock, an amount (subject to any applicable withholding tax), in cash, equal to the "Merger Consideration" (as defined in the Merger Agreement) (such amount while held in escrow, including interest thereon, being hereinafter referred to as the "Deferred Restricted Stock Consideration"). The Deferred Restricted Stock Consideration (or portion thereof) shall be paid by the Escrow Agent, to Executive on December 31, 2001, provided such Deferred Restricted Stock Consideration shall have become vested, or to the Company immediately upon forfeiture, in accordance with this Article. The Deferred Restricted Stock Consideration will be deposited by the Company at the "Effective Time" into an interest bearing escrow account with the Escrow Agent. In the event Executive is then employed by the Company, 50% of the Deferred Restricted Stock Consideration shall vest on March 31, 2001, and in the event Executive is then employed by the Company, the remaining 50% of the Deferred Restricted Stock Consideration shall vest on June 30, 2001; provided, however, that, in the event Executive's employment with the Company terminates due to an Involuntary Termination Without Cause or a Constructive Termination, the Deferred Restricted Stock Consideration shall thereupon vest in full and be immediately paid. Any taxes required to be withheld with respect to the Deferred Restricted Stock Consideration shall be withheld and remitted by the Escrow Agent. In the event that Executive's employment with the Company terminates prior to the vesting of the Deferred Restricted Stock Consideration other than due to an Involuntary Termination Without Cause or a Constructive Termination, the Deferred Restricted Stock Consideration shall thereupon be forfeited and Executive's rights thereunder shall terminate, and the unvested Deferred Restricted Stock Consideration shall be paid to the Company.

                                  ARTICLE IV.
                        NON-COMPETITION, CONFIDENTIALITY
                         AND NON-SOLICITATION AGREEMENTS

                  4.1 Non-Compete. For a period of two (2) years commencing at the "Effective Time" (as defined in the Merger Agreement), Executive shall not, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, consultant or otherwise with, any profit or nonprofit business or organization which competes with, or in any way interferes with, the "Business of the Company" or any of its affiliates in any region in which the Company is then operating or has firm plans to operate. "Business of the Company" shall mean any research, development, application or other activity related to the actual or anticipated business of the Company (or any business or entity which has been acquired by the Company), or any research, development, application or other activity related to any product, service, device


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or tool being marketed or under development by the Company or which is suggested by or results from any works performed by Executive for or on behalf of the Company.

                  4.2 Confidentiality. Executive shall not at any time either during the Executive's employment or thereafter for a period of ten (10) years, disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as defined below). Executive agrees that, upon termination of Executive's employment with the Company, all Confidential Information in Executive's possession that is in written or other tangible form (together with all copies or duplicates thereof, including computer files) shall be returned to the Company and shall not be retained by Executive or furnished to any third party, in any form except as provided herein; provided, however, that Executive shall not be obligated to treat as confidential, or return to the Company copies of any Confidential Information that (i) was publicly known at the time of disclosure to Executive, (ii) becomes publicly known or available thereafter other than by any means in violation of this Amendment or any other duty owed to the Company by any person or entity, or (iii) is lawfully disclosed to Executive by a third party. As used in this Amendment, the term "Confidential Information" means: information disclosed to Executive or known by Executive as a consequence of or through Executive's relationship with the Company, about the customers, employees, products, services, business methods, public relations methods, organization, procedures or finances, including, without limitation, information of or relating to customer lists, of the Company and its affiliates.

                  4.3 Non-Solicitation. For the period of two (2) years commencing on the date of the termination of Executive's employment with the Company, Executive shall not, either on Executive's own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venturer, owner or shareholder or otherwise on behalf of any other person, firm or corporation, solicit or attempt to solicit away from the Company any of its officers or employees or offer employment to any person who, on or during the two (2) months immediately preceding the date of such solicitation or offer, is or was an officer or employee of the Company; provided, however, that a general advertisement to which an employee of the Company responds shall in no event be deemed to result in a breach of this Section.

                  4.4 Breach of Covenants. In the event that Executive breaches any of the provisions of this Article, or threaten to do so, in addition to and without limiting or waiving any other remedies available to the Company in law or in equity, the Company shall be entitled to immediate injunctive relief in any court having the capacity to grant such relief, to restrain such breach or threatened breach and to enforce this Article. Executive acknowledge that it is impossible to measure in money the damages that the Company will sustain in the event that Executive breaches or threatens to breach this Article and, in the event that the Company institutes any action or proceeding to enforce this Article seeking injunctive relief, Executive hereby waives and agrees not to assert or use as a defense a claim or defense that the Company has an adequate remedy at law. Also, in addition to any other remedies available to the Company in law or in equity, in the event that Executive breaches the provisions of this
Article in any material respect, Executive shall forfeit Executive's rights to further benefits under this Amendment and the Change in Control Agreement. If a court or arbitrator shall hold that the duration, scope or area restriction or other provision of this Article is unreasonable under the circumstances now or then existing, the parties hereto agree that the maximum duration, scope or


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area restriction reasonable under the circumstances shall be substituted for the stated duration, scope or area restriction.

                                   ARTICLE V.
                     DEFINITION OF CONSTRUCTIVE TERMINATION

                  5.1 The consummation of the "Offer" (as defined in the Merger Agreement) will constitute a "Change in Control" pursuant to Section 5.3 of the Change in Control Agreement.

                  5.2 Changes in Executive's duties or responsibilities which result in a diminution or adverse change of Executive's position, status or circumstances shall not constitute an event described in Section 5.6(a) of the Change in Control Agreement, as long as such changes take place prior to December 31, 2001.

                  5.3 To the extent that the consummation of the Offer, the "Merger" (as defined in the Merger Agreement) and the transactions contemplated by the Merger Agreement, or the termination of the Company's 1991 Employee Stock Option Plan, the Company's 1997 Equity Incentive Plan or the Company's 1999 Employee Stock Purchase Plan, would constitute an event described in Section 5.6 of the Change in Control Agreement, Executive hereby expressly consents to such event and agrees that, absent another event described therein, any voluntary termination by Executive shall not constitute a "Constructive Termination," as defined in the Change in Control Agreement.

                                  ARTICLE VI.
                             ADDITIONAL COMPENSATION

                  Executive shall be guaranteed 50% of his target, year 2001, bonus to be paid on December 31, 2001 (the "Guaranteed Bonus"), provided however, if Executive shall fail to be an employee of the Company on December 31, 2001 other than due to an Involuntary Termination Without Cause or a Constructive Termination, then the right to receive such Guaranteed Bonus shall be forfeited in whole, without any rights of partial payment.

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                  IN WITNESS WHEREOF, the parties have executed this Amendment on the day and year written above.

CONTINUUS SOFTWARE CORPORATION                                                  EXECUTIVE


By: /s/ JOHN R. WARK                                                            /s/ WILLIAM PHILBIN
    --------------------------------------------------                          ----------------------------------------------
Name:    John R. Wark

Title:   President, Chief Executive Officer and
         Chairman of the Board


TELELOGIC AB                                                                    RAINDROP ACQUISITION CORPORATION


By: /s/ ANDERS LIDBECK                                                          By: /s/ ANDERS LIDBECK
    --------------------------------------------------                              ------------------------------------------
Name:    Anders Lidbeck                                                         Name:    Anders Lidbeck

Title:   President and Chief Executive Officer                                  Title:   President and Chief Executive Officer


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